Exhibit 10.1

March 20, 2008

Richard P. Fox

c/o Orbitz Worldwide, Inc.

500 West Madison Street, Suite 1000

Chicago, Illinois  60661

Dear Rick,

Congratulations.  At the March 18 meeting, the Board of Directors (the “Board”) of Orbitz Worldwide, Inc. (the “Company”) appointed you to the Board, subject to your acceptance of the appointment.  Your appointment will be effective as of the later of: (a) the date of this letter and (b) the day immediately following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Effective Date”).

This letter summarizes the compensation you will receive for your service on the Board.

1.                                       On the Effective Date, you will receive a $25,000 grant of deferred stock units (“DSUs”) under the Orbitz Worldwide, Inc. Non-Employee Directors Deferred Compensation Plan (the “Non-Employee Directors Deferred Compensation Plan”). The actual number of DSUs that will be granted to you will be calculated based on the “fair market value” of our common stock on the date of grant, as defined under the Non-Employee Directors Deferred Compensation Plan.

2.                                       Our non-employee directors currently are eligible to receive an annual retainer fee of $75,000 (or $18,750 per quarter).

3.                                       You will be eligible to receive a full annual equity grant (currently $100,000, but subject to adjustment by the Board) when we make the next annual equity grant to all non-employee directors (which is expected to be in late June or early July of 2008); provided, however, that if your Board service terminates prior to the annual grant date for any reason other than your voluntary resignation or your removal from the Board for “cause” (in each case as determined by the remaining members of the Board in good faith), then you shall receive the full grant on the date your service on the Board terminates.

4.                                       You will receive additional committee fees depending on the committees on which you serve. Currently, the Chair of the audit committee is eligible to receive an additional annual retainer of $20,000, and members of the audit committee receive an additional annual retainer of $10,000. Currently, the Chair of the compensation committee receives an additional annual retainer of $15,000, and members of the compensation committee receive an additional annual retainer of $7,500.

All of the foregoing retainers are paid on a quarterly basis at the end of each quarter.  For the first quarter of 2008, your retainer will be pro rated based on the number of calendar days of Board service.  As required under the Non-Employee Directors Deferred Compensation Plan, all retainers will be paid 50% in the form of DSUs with the remaining 50% paid in cash unless you elect to receive all or part of the remaining 50% in the form of additional DSUs within 30 days of the Effective Date.

If you are in agreement with the terms set forth above, please sign a copy of this letter where indicated below and return it to me as soon as possible.  If you have any questions about your Board compensation or the Non-Employee Directors Deferred Compensation Plan, please feel free to contact me.

Again, I would like to personally welcome you to the Board. We truly value the judgment and counsel of our Board members, and we look forward to working with you to achieve our future business goals.

Best regards,

/s/ Steve Barnhart

Steve Barnhart
President and Chief Executive Officer

AGREED TO AND ACCEPTED
as of the date first written above:

/s/ Richard P. Fox
Richard P. Fox